                                                     Exhibit 5



                                December 16, 1994



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549



Dear Sirs:

     SCANA Corporation (the "Company") proposes to file with the Securities and Exchange Commission a Registration Statement on Form S-8 for the registration under the Securities Act of 1933 of a proposed public offering and sale of up to 2,000,000 shares of the Company's Common Stock, without par value (the "Stock"), which may be issued under the Company's Stock Purchase-Savings Plan (the "Plan").

     I have participated in the preparation of the aforesaid Registration Statement and am familiar with all other proceedings of the Company in connection with the Plan and the proposed issuance of the Stock thereunder. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

     Based upon the foregoing, I advise you that, upon (a) the aforesaid Registration Statement becoming effective; (b) issuance of the Stock in accordance with the terms of the Plan; (c) the due execution, registration and countersignature of the certificates for the Stock; and (d) the delivery of the Stock to the purchasers thereof against receipt of the purchase price therefor; in my opinion the Stock will have been duly authorized and legally and validly issued and will be fully paid and nonassessable.

     I hereby consent to the use of this opinion in connection with the aforesaid Registration Statement.



                                 Very truly yours,


                                 s/Asbury H. Gibbes
                                 Asbury H. Gibbes
                                 Senior Vice President and General
                                 Counsel


77